EXHIBIT 10.15

Consulting & Lobbying Agreement

THIS AGREEMENT, entered into this 28th day of June, 2006 by and between Sun Energy Solar, Inc. (hereinafter referred to as “SESI” or the “Company”), a Delaware company whose address is 1358 Fruitville Road, Suite 209, Sarasota, Florida 34236 and Sharon (Sherry) C. Dickinson, Governmental Consultant, (hereinafter referred to as “Consultant”) whose address is 281 High Hilt Ranch Lane, Tallahassee, Florida 32317.

WITNESS that the terms of this Agreement are:

1.	SCOPE OF ACTIVITY: SESI agrees to employ the Consultant to provide direction and advice relative to the Florida Legislature and/or Executive branches. The Consultant agrees to provide such advice and representation. The Consultant’s primary contact for SESI shall be Sherry Dickinson. It is understood by SESI that the Consultant represents no other clients that will present a conflict of interest; and to the extent that a conflict should develop between the positions of the Company and any other interests, the Consultant will notify SESI so that the Company and the Consultant may resolve any real or apparent conflicts. It is the further intent of the parties that this Agreement shall not serve as a limitation or restriction on the Consultant in representing other clients, except to the extent that such other representations are limited or restricted by law.

2.	TERMS OF AGREEMENT: This Agreement shall take effect on July 10, 2006 and conclude on July 9, 2007. SESI may renew this Agreement upon mutually agreeable terms and conditions between the parties hereto.

3.	DUTIES: The Consultant agrees to perform such duties as may be requested by the Company including but not limited to: (a) identifying and pursuing governmental and government related contracts on behalf of the Company. Consultant is familiar with SESI’s proprietary printable solar powered substrate technologies and SESI’s non-silicon solar cell research efforts, and will work to the best of her abilities to secure contracts, as specified above, that will be beneficial to the Company; (b) assisting in the development of a plan of action for SESI relative to the Florida Legislature, the Executive Branch and State Agencies, specifically issues and initiatives relating to renewable energy, and more specifically, solar energy. The Consultant shall prepare an Annual Report for SESI which shall provide a detailed description of the work accomplished during the contract year. It shall be the responsibility of SESI to inform the Consultant as to the Company’s position on matters relative to this Agreement. The Consultant is not an attorney and shall not be expected to handle matters such as challenges or litigation. However, the Consultant will assist, to the extent requested by SESI’s attorney and within the context of the law, on such matters.

4.	LIMITATIONS: SESI shall not take any action, nor impose any requirements on the Consultant which would cause the Consultant to violate any Florida Statute, rule or opinion arising therefrom, and any other statutory or ethical provision.

5.	COMPENSATION: The Consultant shall be compensated two million (2,000,000) shares of Company common stock payable upon the execution of this Agreement. SESI shall reimburse the Consultant for the cost of any travel and entertainment costs that are approved, in writing, by the Company in advance. A detailed and itemized statement for those expenses will be provided by Consultant to the Company on a monthly basis.

IN WITNESS WHEREOF, the parties hereto, hereunto affixed their hand on the day and year as written above.

SUN ENERGY SOLAR, INC		SHARON (SHERRY) C. DICKINSON,
GOVERNMENTAL CONSULTANT

By:	/s/ Carl Smith, III	By:	/s/ Sharon C. Dickinson
	Carl Smith, III – CEO		Sharon C. Dickinson

Dated: 7/11/06		Dated: 7.6.06